UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2020

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33892	26-0303916
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of principal executive offices, including zip code)

(913) 213-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock	AMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 24, 2020, AMC Entertainment Holdings, Inc. (the “Company”) entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as sales agents (each, a “Sales Agent” and collectively, the “Sales Agents”), to sell up to 15,000,000 shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), from time to time, through an “at-the-market” offering program (the “Offering”).

Subject to the terms and conditions of the Equity Distribution Agreement, the Sales Agents will use reasonable efforts consistent with their normal trading and sales practices, applicable law and regulations, and the rules of the New York Stock Exchange to sell the Common Stock from time to time based upon the Company’s instructions for the sales, including any price, time or size limits specified by the Company.

Each Sales Agent will receive a commission up to 2.5% of the gross sales price of the Common Stock sold through it as the Company’s Sales Agent under the Equity Distribution Agreement, and the Company has agreed to reimburse the Sales Agents for certain specified expenses. The Company has also agreed to provide the Sales Agents with customary indemnification and contribution rights. The Company is not obligated to sell any Common Stock under the Equity Distribution Agreement and may at any time suspend solicitation and offers under the Equity Distribution Agreement. The Equity Distribution Agreement may be terminated by the Company at any time by giving written notice to the Sales Agents for any reason or by each Sales Agent at any time, with respect to such Sales Agent only, by giving written notice to the Company for any reason.

The Company intends to use the net proceeds, if any, from the sale of the Common Stock pursuant to the Equity Distribution Agreement for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness or working capital, capital expenditures and other investments.

The Common Stock will be offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-248558) filed on September 2, 2020 with the Securities and Exchange Commission (the “SEC”). The Company filed a prospectus supplement, dated September 24, 2020, to the prospectus, dated September 2, 2020, with the SEC in connection with the offer and sale of the Common Stock.

The foregoing description of the Equity Distribution Agreement is qualified in its entirety by reference to the Equity Distribution Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

The Company has provided the following update:

Update on Theatre Reopenings

As of March 17, 2020, the Company had temporarily suspended all theatre operations in its U.S. and International markets. This action was in compliance with local, state, and federal governmental restrictions and recommendations on social gatherings to prevent the spread of COVID-19 and as a precaution to help ensure the health and safety of the Company’s guests and theatre staff.

Industry Box Office:

The North American industry box office has been significantly impacted by COVID-19 in the third quarter ending September 30, 2020. Although certain states authorized the reopening of theatres as early as June 2020, with limited seating capacities and social distancing guidelines, some states, including California, New York, Maryland, Michigan, North Carolina and Washington State, remain substantially or completely closed for theatrical exhibition as of September 14, 2020. As a result, studios have postponed new film releases or moved them to the home video market, and movie release dates may continue to move in the future. The combination of theatre reopening restrictions and limited new film distribution has resulted in a significantly lower industry box office, quarter-to-date. Similarly, the International industry box office results were significantly lower quarter-to-date compared to the prior year.

U.S.:

The Company’s theatre operations in the U.S. markets remained suspended for the entire second quarter ended June 30, 2020. The Company resumed limited operations in its U.S. markets in late August 2020 with the initial 115 theatre reopenings occurring on August 20, 2020. The Company reopened 170 additional theatres on August 26, 2020, and 142 additional theatres on September 4, 2020. As of September 14, 2020, the Company had resumed operations at 461 U.S. theatres, with limited seating capacities of between 25% and 40%, representing approximately 77% of the U.S. theatres and 69% of 2019 U.S. same-theatre revenue.

Since the resumption of operations in its U.S. markets, the Company has served more than 1,400,000 guests as of September 14, 2020, representing a same-theatre attendance decline of approximately 81% compared to the same period a year ago. The remaining 23% of the U.S. theatres left to reopen are located in California, Maryland, Michigan, New York, North Carolina, and Washington State, and include some of the Company’s most productive theatres, representing approximately 28% of 2019 U.S. revenue. The Company has an active dialogue with local and state government officials in these states, however, there is limited visibility around the timing for resumption of theatre operations in these locales.

International:

The Company resumed limited operations in its International markets in early June. As of June 30, 2020, the Company had resumed operations at 37 theatres, with limited seating capacities, in nine countries and recorded attendance of 100,000 guests in June. As of July 31, 2020, the Company had resumed operations at 182 leased and partnership theatres. As of September 14, 2020, the Company had resumed operations at 324 leased and partnership theatres. This represents approximately 90% of the Company’s international theatres and approximately 94% of 2019 international same-theatre revenue.

Seating capacity at the reopened international theatres remains limited to between 25% and 50% of capacity to ensure social distancing for guests. Since the resumption of operations in its International markets on June 3, 2020, the Company’s theatres have served more than 3,600,000 guests as of September 14, representing a same-theatre attendance decline of approximately 74% compared to the same period a year ago. The remaining 10% of International theatres left to reopen are expected to resume operations as demand warrants.

Liquidity

The Company’s cash and cash equivalents as of June 30, 2020, was $498.0 million. Adjusting the cash and cash equivalents to give effect to the Company’s offer to exchange its outstanding senior subordinated notes and related financing transactions, including the issuance of New First Lien Notes due 2026, completed on July 31, 2020 and related fees, interest and associated expenses, the cash balance as of June 30, 2020, would have been approximately $700.8 million.

The Company’s total cash burn for the second quarter ended June 30, 2020, was approximately $292 million, within the Company’s then targeted $100 million monthly cash burn projection assuming a continued suspension of all U.S. theatre operations and successful negotiations with landlords.

The Company’s cash burn is impacted by, among other things, the timing of resumption of theatre operations, costs associated with the AMC Safe and Clean initiative, landlord negotiations and minimum lease payments, the timing of movie releases, theatre attendance levels, and food and beverage receipts.

On August 31, 2020, the Company announced the signing of a definitive agreement to sell all nine of its theatre locations in the Baltic Region (Latvia, Lithuania, and Estonia) for $77.0 million. Approximately half of the sale proceeds were received upon signing the definitive agreement.

As of August 31, 2020, the Company’s cash balance was $507.9 million, this includes the initial $37.5 million proceeds received from the sale of the Baltics theatres. The Company’s cash burn for July and August 2020, excluding the proceeds from the sale of the Baltic theatres, was $230.4 million or an average of approximately $115.2 million per month and was primarily impacted by initial reopening expenses, including initial costs associated with AMC’s Safe and Clean initiative and minimum lease payments as theatres began to reopen.

Because of the ramp up of costs associated with theatre reopenings and the lower attendance levels experienced as theatres have begun to reopen, we expect the cash burn for the remainder of the third quarter of 2020 to be roughly comparable to these levels.

Going forward, our ability to reduce cash burn rates and ultimately generate positive cash flow, and therefore the extent to which we will require additional sources of liquidity, will depend almost entirely on our future attendance levels that drive admission and food and beverage revenue. Attendance in the fourth quarter of 2020 will be influenced by, among other things, the timing of new film releases, with the quarter’s largest films expected to be released prior to the Thanksgiving holiday through the end of the year, our ability to open remaining theatres in our major markets, the expansion or contraction of mandated seating capacity limitations, and consumer confidence in moviegoing. If we experience negative developments with any of these factors, among others, our cash burn rates and liquidity will also be negatively affected, and we may require additional sources of liquidity in amounts that could be material. For example, recent and any future announcements to postpone major releases slated for the Thanksgiving and Christmas holidays to 2021 would likely significantly impact our liquidity in the fourth quarter. Furthermore, commencing in 2021, absent further negotiations with landlords, our cash expenditures for rent will increase significantly following periods of agreed deferrals. We currently estimate that unless theatre attendance levels improve significantly from the third quarter of 2020 to the fourth quarter of 2020 and again into 2021 and we achieve levels of attendance approaching approximately three-quarters of normalized levels, we will continue to require additional sources of liquidity to meet our obligations as they become due, and our required amounts of additional liquidity may be significant, and if we experience unanticipated developments relating to our costs or other developments, or if we are unable to reduce costs in the way we anticipate, we may still require additional amounts of liquidity.

It is very difficult to estimate our liquidity requirements and future cash burn rates. There can be no assurance that the accuracy of the assumptions used to estimate our liquidity requirements and future cash burn will be correct, or that we will be able to achieve the levels of attendance described above, which are materially higher than our current attendance levels, and our ability to be predictive is uncertain due to the unknown magnitude and duration of the COVID-19 pandemic, which has resulted in stay-at-home orders, governmental closure orders, film production and scheduling disruption, reopening uncertainties and the cessation of our entire U.S. and International theatre operations for the first time in our history. See “Risks Related to Our Business – The COVID-19 pandemic has disrupted our business and will continue to adversely affect our operations and results of operations and liquidity.”

In connection with the Offering, the Company is filing the updated risk factors attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Equity Distribution Agreement, dated as of September 24, 2020, by and between AMC Entertainment Holdings, Inc.. and Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC.

5.1	Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of Weil, Gotshal & Manges LLP (Included in Exhibit 5.1)

99.1	AMC Entertainment Holdings, Inc. Risk Factors

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMC ENTERTAINMENT HOLDINGS, INC.

Date: September 24, 2020	By:	/s/ Sean D. Goodman
Sean D. Goodman
Executive Vice President and Chief Financial Officer